EXHIBIT 99

FOR IMMEDIATE RELEASE

Contacts:	Stacey Sullivan, Media Relations	Marie Perry, Investor Relations
	(972) 770-7290	(972) 770-7228

BRINKER INTERNATIONAL BOARD DECLARES COMMON DIVIDEND

DALLAS (Aug. 20, 2009) –Today, the board of directors for Brinker International, Inc. (NYSE: EAT) declared a quarterly dividend of $0.11 per share on the common stock of the company.

The dividend will be paid on September 23, 2009 to shareholders of record as of September 11, 2009.

Additionally, Jim Oesterreicher, a member of the Brinker International board of directors, announced his retirement from the board effective at the end of his term on October 28, 2009.

“Jim Oesterreicher has served as a valued member of the Brinker board for more than 15 years,” said Doug Brooks, Chairman of the Board, President and CEO of Brinker International. “We are extremely grateful for the leadership, keen insight and acute business acumen Jim provided to numerous committees throughout his tenure on our board.”

At the end of the fourth quarter of fiscal 2009, Brinker International either owned, operated or franchised 1,689 restaurants under the names Chili’s® Grill & Bar (1,485 restaurants), On The Border Mexican Grill & Cantina® (160 restaurants) and Maggiano’s Little Italy® (44 restaurants). Brinker also holds a minority interest in Romano’s Macaroni Grill.

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the impact of acquisitions and divestitures and other strategic transactions, the seasonality of the company’s business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste and behavior, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

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